EXHIBIT 99.10
-------------



AT THE TRUST:                       AT THE FINANCIAL RELATIONS BOARD:

Karen Dickelman                     Tony Ebersole     Georganne Palffy
Director - Investor Relations       General Info.     Analyst Inquiries
312 683-3671                        312 640-6728      312 640-6768
www.banyanreit.com
email:  ir@banyanreit.com




FOR IMMEDIATE RELEASE
WEDNESDAY, NOVEMBER 10, 1999



         BANYAN STRATEGIC REALTY TRUST REPORTS $0.21 FFO PER SHARE
                             FOR THIRD QUARTER


Banyan Strategic Realty Trust Third Quarter Highlights *

 .     Third Quarter FFO of $2.8 million, or $0.21 per share
 .     Revenues of $10.5 million
 .     EBITDA of $6.0 million
 .     Average occupancy of portfolio 89 percent at September 30, 1999
 .     Quarterly cash distribution of $0.12 per share declared
 .     Total debt and equity market capitalization of $220 million at
September 30, 1999

  *  Per share data presented on diluted basis


CHICAGO, NOVEMBER 10, 1999 -- BANYAN STRATEGIC REALTY TRUST (NASDAQ:
BSRTS), a real estate investment trust, today announced third quarter 1999 funds from operations (FFO) of $2.8 million, or $0.21 per share. The portfolio-wide occupancy rate for the Trust's properties as of September 30, 1999 was 89 percent.


CONSOLIDATED FINANCIAL RESULTS
------------------------------

For the third quarter 1999 Banyan reported net income of $1.2 million, or $0.09 per share, on revenues of $10.5 million, and FFO of $2.8 million, or $0.21 per share. This compared to net income of $1.4 million, or $0.10 per share, on revenues of $10.6 million, and FFO of $2.7 million, or $0.19 per share during the third quarter the previous year. EBITDA (earnings before interest, tax, depreciation and amortization) in the recent quarter was $6.0 million, an increase of seven percent over the third quarter a year ago.

For the first nine months of 1999, the company reported net income of $3.7 million, or $0.27 per share, on revenues of $31.4 million and FFO of $8.4 million, or $0.62 per share. In the first nine months of last year the company reported net income of $4.0 million, or $0.29 per share, on revenues of $28.8 million and FFO of $7.6 million, or $0.55 per share. EBITDA in the first nine months period was $17.9 million, an increase of 16 percent from the $15.4 million during the same period last year.





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"We are pleased with our ability to grow FFO and EBITDA for both the three-
month and nine-month periods over the comparable periods a year ago," said Leonard G. Levine, President and CEO of Banyan. "Meanwhile, we have maintained our cost discipline, with general and administrative costs as a percent of total revenue declining to 10.3 percent during the first nine months of this year from 12.0 percent a year ago."


PORTFOLIO PERFORMANCE -- NINE MONTHS REVENUE UP 9 PERCENT
---------------------------------------------------------

Total revenue for the first nine-month period increased nine percent to $31.4 million from $28.8 million during the same period in the previous year. As of September 30, 1999, the company's portfolio of 32 properties was 89 percent occupied.


SALE OF KENTUCKY PROPERTY AND PENDING SALE OF OKLAHOMA PROPERTIES ANNOUNCED
---------------------------------------------------------------------------

During the third quarter, the company announced it had entered into agreements to sell Quantum Business Centre in Jefferson County, Kentucky, and the Oklahoma Apartment Portfolio in Oklahoma City and Lawton, Oklahoma, with net cash proceeds from the combined sales expected to be approximately $10.6 million.

The Quantum Business Centre, a multi-tenant office/warehouse property located in suburban Louisville, was sold to a private investor for approximately $6.1 million on November 4, 1999. The transaction yielded an internal rate of return on the Trust's investment of approximately 15 percent, with net cash proceeds of approximately $3.6 million.

The Oklahoma Apartment Portfolio includes four separate apartment complexes totaling 864 units and is under contract for sale to an institutional investor, with net cash proceeds to the Trust expected to be approximately $7 million. The sale of the Oklahoma Apartment Portfolio is contingent upon the bondholder's approval of the purchaser's assumption of bonds used
to finance the property.   This transaction is expected to close by year
end.

Any taxable gains generated by the sale of the Quantum Business Centre and the Oklahoma Apartment Portfolio transactions are expected to be offset by the Trust's net operating loss carry forwards.

The Board of Trustees expects to evaluate various alternatives for the use of the $10.6 million in proceeds from these sales once both transactions are closed.


BALANCE SHEET, MARKET VALUE AND LIQUIDITY
-----------------------------------------

At the end of the third quarter 1999, total debt and equity market capitalization was $220 million. EBITDA coverage ratio for the nine-month period ended September 30, 1999 was 2.05 to 1. The Trust had $150.4 million of total debt outstanding as of September 30, 1999.









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QUARTERLY CASH DISTRIBUTION AND FUNDS AVAILABLE FOR DISTRIBUTION (FAD)
----------------------------------------------------------------------

On October 6, Banyan declared a quarterly cash distribution of $0.12 per share for the third quarter ended September 30, 1999. The distribution is payable November 22, 1999 to shareholders of record as of October 22, 1999.

Funds Available for Distribution (FAD) totaled $2.2 million for the three months ended September 30, 1999, or $0.16 per share, and $6.8 million, or $0.51 per share for the nine months ended September 30, 1999.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that owns and acquires primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of Atlanta, Georgia and Chicago, Illinois and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida located in the Midwestern and Southeastern United States. The Trust's current portfolio consists of 31 properties totaling 3.5 million rentable square feet and 864 apartment units. As of this date, the Trust has 13,510,742 shares of beneficial interest outstanding.




Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 1998. The "Management's Discussion and Analysis of Financial Condition and Results of Operations" section will be included in our Form 10-Q for the quarter ended September 30, 1999 filed with the Securities and Exchange Commission on November 12, 1999. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



            See Banyan's Website at http://www.banyanreit.com.


     For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "BSRTS".




                        Financial Tables to Follow


















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                          SELECTED FINANCIAL DATA
               (Dollars in Thousands, except per share data)



                                  Three Months Ended         Year Ended
                               9/30/99         9/30/98        12/31/98
                             ----------      ----------      ----------
Total revenue. . . . . .       $ 10,509        $ 10,552        $ 39,416
Operating expenses . . .         (9,180)         (9,044)        (33,325)
                               --------        --------        --------
Operating income . . . .          1,329           1,508           6,091

Minority interest
  in consolidated
  partnerships . . . . .           (126)           (151)           (572)

Extraordinary item,
  net of minority
  interest . . . . . . .          --              --               (141)
                               --------        --------        --------
Net income . . . . . . .       $  1,203        $  1,357        $  5,378
                               ========        ========        ========
Earnings per share of
 Beneficial Interest --
 Basic:
  Income before Extra-
    ordinary Item  . . .       $   0.09        $   0.10        $   0.41
     Net Income. . . . .       $   0.09        $   0.10        $   0.40
                               ========        ========        ========
Earnings per share of
 Beneficial Interest --
 Diluted:
  Income before Extra-
    ordinary Item. . . .       $   0.09        $   0.10        $   0.40
     Net Income. . . . .       $   0.09        $   0.10        $   0.39
                               ========        ========        ========

FUNDS FROM OPERATIONS

Net income . . . . . . .       $  1,203        $  1,357        $  5,378

PLUS:

Depreciation and
 amortization expense. .          1,682           1,393           5,176

LESS:

Minority interest
 share of depreciation
 and amortization
 expense . . . . . . . .            (78)            (82)           (315)
Extraordinary item,
 net of minority
 interest. . . . . . . .          --              --                141
                               --------        --------        --------
Funds from operations. .       $  2,807        $  2,668        $ 10,380
                               ========        ========        ========






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                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                (Unaudited)
                          (Dollars in thousands)



                                        September 30,      December 31,
                                            1999               1998
                                        -------------      ------------

Investment in Real Estate, at cost:.       $  224,388        $  220,808
    Less:  Accumulated Depreciation.          (15,847)          (11,399)
                                           ----------        ----------

                                              208,541           209,409
                                           ----------        ----------

Cash and Cash Equivalents. . . . . .            2,587             3,731
Restricted Cash. . . . . . . . . . .            4,035             2,657
Other Assets . . . . . . . . . . . .            6,956             6,793
                                           ----------        ----------

Total Assets . . . . . . . . . . . .       $  222,119        $  222,590
                                           ==========        ==========

Loans and Bonds Payable. . . . . . .       $  150,395        $  151,648
Other Liabilities. . . . . . . . . .            7,656             6,359
Minority Interest. . . . . . . . . .            2,180             2,149
Shareholders' Equity . . . . . . . .           61,888            62,434
                                           ----------        ----------
Total Liabilities and
  Shareholders' Equity . . . . . . .       $  222,119        $  222,590
                                           ==========        ==========
































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                                           BANYAN STRATEGIC REALTY TRUST
                                                 Portfolio Summary
                                                September 30, 1999

                                                                       Scheduled Lease Expirations
                                                                     -------------------------------
                                                     Occu-          10/31-
Property/                            Square          pancy          12/31                      After
Location                             Footage           %             1999      2000     2001   2001
----------------                     -------       --------         ------     ----     ----   -----
FLEX/INDUSTRIAL
---------------
Milwaukee Industrial Properties
Milwaukee, WI. . . . . . . . .       235,800            89%            11%      20%      11%     47%

Elmhurst Metro Court
Elmhurst, IL . . . . . . . . .       140,800            72%            14%      12%      30%     16%

Willowbrook Industrial Court
Willowbrook, IL. . . . . . . .        84,300            91%             3%      26%      17%     45%

Quantum Business Centre
Louisville, KY . . . . . . . .       182,300            91%             4%      26%      18%     43%

Lexington Business Center
Lexington, KY. . . . . . . . .       308,800            70%             1%      16%      10%     43%

Newtown Business Center
Lexington, KY. . . . . . . . .        87,100            80%             5%       5%      37%     33%

6901 Riverport Drive
Louisville, KY . . . . . . . .       322,100           100%             0%      45%       0%     55%

Avalon Ridge Business Park
Norcross, GA . . . . . . . . .        57,400           100%             0%       0%       0%    100%

Tower Lane Business Park
Bensenville, IL. . . . . . . .        95,900            88%             7%      33%      15%     33%

Metric Plaza
Winter Park, FL. . . . . . . .        32,000           100%             0%       0%       0%    100%

Park Center
Orlando, FL. . . . . . . . . .        47,400            80%             0%       9%      25%     46%

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                                                                       Scheduled Lease Expirations
                                                     Occu-           -------------------------------
                                     Square          pancy                                     After
                                     Footage           %              1999     2000     2001   2001
                                     -------       --------           ----     ----     ----   -----
University Corporate Center
Winter Park, FL. . . . . . . .       127,800            84%             5%      20%      33%     26%

Johns Creek Office and
Industrial Park
Duluth and Suwanee, GA . . . .       119,300           100%             0%       0%      50%     50%
                                  ----------          -----          -----    -----    -----   -----
  Sub-total. . . . . . . . . .     1,841,000            87%             4%      21%      17%     45%
                                  ----------          -----          -----    -----    -----   -----

OFFICE
------
Colonial Penn Building
Tampa, FL. . . . . . . . . . .        79,200           100%             0%      28%       0%     72%

Commerce Center f/k/a
Florida Power & Light Building
Sarasota, FL . . . . . . . . .        81,100           100%             0%       0%      11%     89%

Woodcrest Office Park
Tallahassee, FL. . . . . . . .       264,900            90%             9%      28%      12%     41%

Midwest Office Center
Oakbrook Terrace, IL . . . . .        77,000            94%            12%      30%      13%     39%

Phoenix Business Park
Atlanta, GA. . . . . . . . . .       110,600            57%             0%       2%      13%     42%

Butterfield Office Plaza
Oak Brook, IL. . . . . . . . .       200,800            96%             5%      27%      16%     48%

Southlake Corporate Center
Morrow, GA . . . . . . . . . .        56,200            87%             0%       9%      32%     46%

University Square Business Center
Huntsville, AL . . . . . . . .       184,700            89%            11%      19%      25%     34%

Technology Center
Huntsville, AL . . . . . . . .        48,500           100%             0%      35%      65%      0%

Airways Plaza Office Center
Memphis, TN. . . . . . . . . .        87,800            26%             0%      16%       4%      6%


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                                                                       Scheduled Lease Expirations
                                                     Occu-           -------------------------------
                                     Square          pancy                                     After
                                     Footage           %              1999     2000     2001   2001
                                     -------       --------           ----     ----     ----   -----
Peachtree Pointe Office Park
Norcross, GA . . . . . . . . .        71,700            90%            13%      16%      15%     46%

Avalon Center Office Park
Norcross, GA . . . . . . . . .        53,300           100%             0%       0%       0%    100%

Sand Lake Tech Center
Orlando, FL. . . . . . . . . .        84,100            77%             0%       0%       0%     77%

Technology Park
Norcross, GA . . . . . . . . .       145,700           100%            17%       9%      26%     48%
                                  ----------          -----          -----    -----    -----   -----
    Sub-total. . . . . . . . .     1,545,600            87%             6%      18%      16%     47%
                                  ----------          -----          -----    -----    -----   -----

RETAIL
------
Northlake Tower Shopping Center
Atlanta, GA. . . . . . . . . .       321,600            97%             2%      17%       2%     76%
                                  ----------          -----          -----    -----    -----   -----
Total. . . . . . . . . . . . .     3,708,200            88%             5%      19%      15%     49%
                                  ----------          -----          -----    -----    -----   -----

                                 RESIDENTIAL          OCCU-
RESIDENTIAL                         UNITS             PANCY
-----------                      -----------          -----
Country Creek Apartments
Oklahoma City, OK. . . . . . .           320            96%

Willowpark Apartments
Lawton, OK . . . . . . . . . .           160            91%

Winchester Run Apartments
Oklahoma City, OK. . . . . . .           192            97%

Woodrun Village Apartments
Yukon, OK. . . . . . . . . . .           192            98%
                                    --------          -----
    Total. . . . . . . . . . .           864            96%
                                    ========          =====
PORTFOLIO TOTAL. . . . . . . .                          89%
                                                      =====

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